UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 2, 2017 (February 28, 2017)

DARIOHEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37704	45-2973162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Halamish Street

Caesarea Industrial Park

3088900, Israel

(Address of Principal Executive Offices)

972-4-770-4055

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2017, each of Yossi Bahagon and Allen Kamer were appointed as members of the Board of Directors, or the Board, of DarioHealth Corp., or the Company, by the existing Board to fill vacancies on the Board, with such appointments to take effect immediately. Following the appointments of Messrs. Bahagon and Kamer, the Board reconstituted the membership of the Board’s Nominating and Corporate Governance Committee, or the Committee, such that the Committee’s membership is now composed of Richard B. Stone, as chairman, Rami Yehudiha, Allen Kamer and Yossi Bahagon.

Messrs. Bahagon and Kamer were nominated to the Board by OurCrowd Qure, or OurCrowd, the lead investor in the Company’s private placement offering that commenced on January 9, 2017. Messrs. Bahagon and Kamer currently serve as the managing partners of OurCrowd Qure. Pursuant to the securities purchase agreement between the Company and OurCrowd dated January 9, 2017, or the Securities Purchase Agreement, OurCrowd purchased 892,858 shares of common stock and warrants to purchase 892,858 shares of common stock for an aggregate purchase price of approximately $2,500,000. The warrants have an exercise price of $3.50 per share, will be exercisable after the six month anniversary of the closing and will expire on the 5 year anniversary of their issuance. The Company also entered into a registration rights agreements Agreement with OurCrowd whereby the Company has agreed to file a registration statement for the registration of the common stock and shares of common stock underlying the warrants within 60 days of the closing. In addition, pursuant to the terms of the Securities Purchase Agreement, the Company granted OurCrowd the right to nominate two individuals to the Board and further agreed to permit such Board designees to serve on the Committee, which resulted in the appointments of Messrs. Bahagon and Kamer described herein.

Since July 2016, Mr. Bahagon has served as a managing partner at OurCrowd, a digital health fund. From March 2013 until June 2016 Mr. Bahagon served as the CEO of Luminox Health Ltd., a consulting and management company in the field of digital health. From September 2008 until August 2012, Mr. Bahagon founded and served as manager of the digital health wing of Clalit Health Services, the largest HMO in Israel, and prior to that, from August 2005 until September 2008 he founded and managed the medical informatics department of Clalit health services. From April 2007 until 2012, Mr. Bahagon also served as a lecturer in the field of evidence based medicine and biomedical informatics at the at the Hadassah University Medical School and at the Ben Gurion University medical school. Mr. Bahagon has an M.D. degree from the Hebrew University, Hadassah Medical School, and a diploma from the Oregon Health & Science University, Department of Medical Information & Clinical Epidemiology.

Since September 2016, Mr. Kamer serves as a managing partner at OurCrowd, a digital health fund. From January 2014 until June 2016, Mr. Kamer served as Chief Commercial Officer, or CCO, of Optum Analytics, a division within Optum, Inc., United Healthcare’s health services unit. Optum Analytics was focused on converting health information to health intelligence and delivering solutions that improve care delivery, quality and cost-effectiveness. As the CCO, Mr. Kamer led the group’s commercialization efforts of analytics software products and solutions, including the award-winning Optum OneTM, to U.S. provider and payer organizations. In July 2008, Mr. Kamer was co-founder of the Humedica Inc., which was acquired by United Healthcare in January 2013. As co-founder, Mr. Kamer helped lead efforts to raise capital, hire the management team, and launch the business. Mr. Kamer led Corporate Development & Marketing at Humedica, Inc., and was responsible for formulating and managing the company’s strategic partnerships, all marketing & branding activities, and new business opportunities. Mr. Kamer has a B.A. form Brandeis University.

Except as otherwise set forth herein, there is no arrangement or understanding between Messrs. Kamer and Bahagon and any other person pursuant to which they were elected as a director, and there are no transactions in which Messrs. Kamer and Bahagon have an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2017	DARIOHEALTH CORP.

	By:	/s/ Zvi Ben David
		Name:	Zvi Ben David
		Title:	Chief Financial Officer, Treasurer and
Secretary